Exhibit 99.2

June 6, 2016

Omega Protein Corporation

Wynnefield Demand Letter

On Friday, June 3rd, Wynnefield Small Cap Value, L.P. and its affiliates (“Wynnefield”) filed a lawsuit against Omega Protein Corporation (the “Company”) in Nevada state court. To illustrative how frivolous the lawsuit is, the Company shared the following supplemental slide with Institutional Shareholder Services during a meeting on Tuesday, June 7, 2016. The slide compares the overbroad books and records demand of Wynnefield against the clear language of the statute, which was amended only last year in October 2015.

Wynnefield Demand Letter (dated May 24, 2016)	Nevada Revised Statutes 78.105 (effective October 1, 2015)
A complete and correct copy of the Corporation’s Articles of Incorporation and any and all amendments thereto as in effect as of the date of inspection.	A copy certified by the Secretary of State of its articles of incorporation, and all amendments thereto;
A complete and correct copy of the Corporation’s Bylaws and any and all amendments thereto as in effect as of the date of inspection.	A copy certified by an officer of the corporation of its bylaws and all amendments thereto; and
A complete and correct copy of the Corporation’s stock ledger.

A stock ledger or a duplicate stock ledger, revised annually not later than 60 days after the date by which an annual list is required to be filed pursuant to NRS 78.150, containing the names, alphabetically arranged, of all persons who are stockholders of record of the corporation, showing their places of residence, if known, and the number of shares held by them respectively.

A complete list of the Corporation’s stockholders certified by its transfer agent, which record or list sets forth the name, address and, to the extent known, e-mail address, of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder as of the most recent practicable date and promptly following the occurrence of the record date for the Corporation’s next annual meeting of stockholders.

An electronic list of the Corporation’s stockholders of record and beneficial holders as of the most recent practicable date and as of the record date for the Corporation’s next annual meeting of stockholders, which sets forth the name, address and, to the extent known, e-mail address of each holder and the number of shares of Common Stock registered in the name of each stockholder or beneficially held by such holder.

Any and all omnibus proxies and correspondent participant listings with respect to all nominees, brokerage firms and respondent banks which are currently in effect.

All information in or which comes into the Corporation’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, or nominee holder (such as a bank) of any sub account for a beneficial owner, concerning the number and identity of the actual beneficial owners of Common Stock, including, but not limited to, a list of all owners who hold Common Stock in the name of Cede & Co. or any other clearing agency or other similar nominees, a list of Common Stock held in the name or for the benefit of brokerage firms and financial institutions, omnibus proxies and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, if available, a list or lists containing the name, address, e-mail addresses and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Corporation in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan.

Weekly Cede & Co Lists: “Weekly Security Position Listing Daily Closing Balances” reports issued by Cede & Co. and any other similar securities depository or nominees (and authorized for Morrow & Co., Inc. to receive such reports directly), in or which comes into the possession of the Company, its transfer agent, its proxy solicitor, or any other of the Corporation’s agents’ or representatives, or which can reasonably be obtained from Cede & Co. and any other similar securities depository or nominees, concerning the names, addresses and number of shares of Common Stock of the actual beneficial owners of the Corporation’s Common Stock.

All lists and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which sets forth the name, address and e-mail address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the “non-objecting beneficial owners” or “NOBO” list).

Any “stop transfer” list or stop list relating to the shares of Common Stock.